Exhibit 99.1

                           ZARLINK SEMICONDUCTOR INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS - CANADIAN SUPPLEMENT

             (in millions of U.S. dollars, except per share amounts,
                     and in accordance with Canadian GAAP)

      The following Management's Discussion and Analysis of Financial Condition and Results of Operations -- Canadian Supplement ("Canadian Supplement") should be read in conjunction with Zarlink's Management's Discussion and Analysis of Financial Condition and Results of Operations included in its annual report on Form 10-K with the U.S. Securities and Exchange Commission for the year ended March 29, 2002. The Canadian Supplement should also be read in conjunction with the audited consolidated financial statements and notes thereto prepared in accordance with U.S. GAAP included in the Company's Annual Report on Form 10-K for the year ended March 29, 2002 and the audited consolidated financial statements and notes thereto prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") included elsewhere in this document and in the Company's Annual Information Form for the year ended March 29, 2002.

      During the quarter ended December 28, 2001, the Company adopted the United States dollar as its reporting currency for presentation of its consolidated financial statements. The Company also began reporting its financial performance in its primary financial statements in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The Company made this change to enhance its communication with its shareholders, customers and suppliers using the currency and accounting rules that are more familiar to these groups. This presentation is also consistent with the presentation of the financial results of its industry counterparts and competitors.

      The Company continues to present its financial performance in accordance with Canadian GAAP included in this supplement to the primary financial statements. The historical consolidated Canadian GAAP financial statements were restated to U.S. dollars using the translation of convenience method.

      Certain statements in this Canadian Supplement constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Zarlink, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include the following: general economic and business conditions; demographic changes; import protection and regulation; rapid technology development and changes;
timing of product introductions; the mix of products/services; industry competition, industry capacity and other industry trends; and the ability of Zarlink to attract and retain key employees. Readers are encouraged to consider these risks which are discussed in the Company's Form 10-K for the year ended March 29, 2002.

RESULTS OF OPERATIONS

                                                                                             Years Ended
                                                                                 March 29,    March 30,   March 31,
  (millions of U.S. dollars)                                                        2002         2001        2000
                                                                                 ---------     --------   ---------

  Income (loss) from continuing operations before income taxes - US GAAP          $(122.2)     $(274.8)     $43.7
                                                                                  =======      =======      =====
  Income (loss) from continuing operations before income taxes - CDN GAAP         $(153.2)     $(208.1)     $35.0
                                                                                  =======      =======      =====

  Net income (loss) for the year from continuing operations - US GAAP             $(120.8)     $(278.4)     $34.2
                                                                                  =======      =======      =====

  Net income (loss) for the year from continuing operations - CDN GAAP            $(150.3)     $(209.3)     $23.7
                                                                                  =======      =======      =====

  Net income (loss) per common share from continuing operations - US GAAP         $ (0.98)     $ (2.32)     $0.28
                                                                                  =======      =======      =====

  Net income (loss) per common share from continuing operations - CDN GAAP        $ (1.21)      $(1.74)     $0.19
                                                                                  =======      =======      =====

  Net income (loss) - US GAAP                                                     $(120.8)     $(270.8)     $50.2
                                                                                  =======      =======      =====

  Net income (loss) - CDN GAAP                                                    $(150.3)     $(200.8)     $35.3
                                                                                  =======      =======      =====

  Net income (loss) per common share - US GAAP                                    $ (0.98)      $(2.25)     $0.42
                                                                                  =======      =======      =====

  Net income (loss) per common share  - CDN GAAP                                  $ (1.21)      $(1.67)     $0.29
                                                                                  =======      =======      =====

      The difference in income (loss) from continuing operations between U.S. and Canadian GAAP was principally due to differences in treatment with respect to stock compensation expense and fair value methods used when recording an impairment charge for long-lived and intangible assets.

      Stock compensation expense is not recorded in the Company's earnings under Canadian GAAP and as a result reduced the loss from continuing operations and net loss under Canadian GAAP as compared to U.S. GAAP by $8.4 in Fiscal 2002 (2001 - $3.8; 2000 - nil).

      The Canadian GAAP loss from continuing operations was higher than the corresponding U.S. GAAP amounts due to differences in the net book values of certain tangible and intangible assets resulting from different methods used to determine fair values resulting from their impairment. The different net book values of tangible and intangible assets resulted in a higher amortization expense under Canadian GAAP by $28.8 for the year ended March 29, 2002 (2001 - lower by $2.3; 2000 - lower by $2.7). The difference in net book values also resulted in a higher loss on sale of the Bromont business under Canadian GAAP by $5.0. In addition, the special charge for the impairment of fixed and intangible assets under Canadian GAAP was lower by $42.7 in the previous year ended March 30, 2001.

      Differences may also arise between Canadian and U.S. GAAP where income tax expense is calculated using substantively enacted income tax rates. Under U.S. GAAP, income tax expense is calculated using only enacted tax rates. For the year ended March 29, 2002, the difference resulted in Canadian GAAP income tax recovery being lower by $1.1 (2001 - income tax expense lower by $1.5; 2000 - $nil).


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

      Under Canadian GAAP, capital taxes are included in operating income and investment tax credits are deducted from the related research and development expense. Under U.S. GAAP, capital taxes and investment tax credits are included in income tax expense. As a result of these differences in presentation, Zarlink's operating loss and income tax recovery under Canadian GAAP was higher by $1.0. No investment tax credits were recorded in Fiscal 2002. In Fiscal 2001, the Canadian GAAP operating loss was lower by $2.7 and the income tax expense was higher by the same amount. In Fiscal 2000, the Canadian GAAP operating income was higher by $2.4 and the income tax expense was higher by the same amount.

      Differences also arose between Canadian and U.S. GAAP in the determination of the results from discontinued operations in Fiscal 2001 and Fiscal 2000. There were no discontinued operations included in the results from operations in Fiscal 2002. The differences included the inclusion of stock compensation expense under U.S. GAAP and the treatment of previously acquired in-process research and development ("R&D"). Under U.S. GAAP, acquired in-process R&D is expensed immediately while it is deferred and amortized over its estimated useful life under Canadian GAAP. The difference in accounting for stock compensation expense resulted in Canadian GAAP income from discontinued operations being higher by $1.2 in Fiscal 2001 (2000 - $nil). The difference in accounting for previously acquired in-process R&D resulted in Canadian GAAP income from discontinued operations being lower by $0.3 in Fiscal 2001 (2000 - $3.2). In addition, income taxes on discontinued operations would be different where enacted tax rates are used under U.S. GAAP instead of substantively enacted income tax rates under Canadian GAAP. This difference resulted in Canadian GAAP income from discontinued operations being lower by $0.4 in Fiscal 2001 (2000 - nil).

      Differences also arose between U.S. and Canadian GAAP earnings in each of the years for the three year period ended March 29, 2002 due to foreign exchange translation differences between U.S. and Canadian GAAP. As a result of the Company's change in reporting currency to U.S. dollars, historical results were restated in accordance with U.S. and Canadian GAAP. Under U.S. GAAP, the restatement of the Company's results was calculated using the average rates for each respective period. Under Canadian GAAP, a translation of convenience is permitted whereby all historical results are converted using the rate at the time of the last published financial statements prior to adopting the new reporting currency. Accordingly, the exchange rates used by the Company were as at September 28, 2001. As a result of the different methods of translation, Canadian GAAP earnings were higher by $2.0 for the year ended March 29, 2002 (2001 - higher by $7.8; 2000 - lower by $3.0). Included in these differences were amounts relating to discontinued operations and totaled $nil in Fiscal 2002 (2001 - lower under Canadian GAAP by $0.4; 2000 - lower under Canadian GAAP by $1.2).

      Under Canadian GAAP, unrealized gains and losses on forward contracts identified as hedges may be deferred as long as there is reasonable assurance that the hedge will be effective. Under US GAAP, deferral is allowed for contracts meeting the requirements for cash flow hedging. Prior to the adoption of FAS 133, deferral was allowed only on contracts intended to hedge identifiable firm commitments. The difference in accounting resulted in lower Canadian GAAP operating income by $6.6 (2001 - higher by $11.1, 2000 - lower by $5.4).


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